EXHIBIT 16.1

RBSM LLP
CERTIFIED PUBLIC ACCOUNTANTS
NEW YORK, NEW YORK

April 22, 2008

Securities and Exchange Commission
Washington, DC 20549

Re:  Cardtrend International, Inc.
File No. 000-30013

Dear Sir or Madam:

     We have read Item 4.01 of the Form 8-K of Cardtrend International, Inc. dated April 22, 2008 and agree with the statements relating only to RBSM LLP, Certified Public Accountants, contained therein.

RBSM LLP